Exhibit 10.13

MASTER RESEARCH AGREEMENT

BETWEEN:

CENTRE HOSPITALIER UNIVERSITAIRE DE QUÉBEC, a corporation duly constituted, having its head office at 11, Cóte du Palais, Québec, Québec, G1R 2J6, represented by and acting through Mr. René Rouleau, its General Manager, duly authorized for the purposes hereof, as he so declares,

(hereinafter referred to as “CHUQ”)

AND:

ENDOCEUTICS, INC., a corporation duly constituted, having its principal place of business at 2989, de la Promenade, Québec, Québec, G1W 2J5, herein acting and represented by Dr. Fernand Labrie, its President and Chief Executive Officer,

(hereinafter referred to as “EndoCeutics”)

WHEREAS EndoCeutics is a corporation involved in scientific research and experimental development for the prevention and treatment of diseases or conditions in humans and/or animals and more specifically in the field of endocrine-related cancer and other endocrine-related diseases, especially women’s health and aging;

WHEREAS EndoCeutics desires to retain the services of CHUQ to pursue scientific research and experimental works and to initiate and perform multiple projects, each to be outlined in a separate task order as more fully described in Schedule “A” (the “PROJECTS”);

NOW THEREFORE, ENDOCEUTICS AND CHUQ HEREBY AGREE AS FOLLOWS:

ARTICLE I

OBJECT OF THE AGREEMENT

1.1	CHUQ undertakes to perform in Quebec, through its Laboratory of Molecular Endocrinology and Oncology, to the sole benefit of EndoCeutics, the research works described in each PROJECT and entrusts the management thereof to Dr. Claude Labrie (the “Head Researcher”). The research work will consist of multiple PROJECTS, each to be outlined in a separate task order which will include the Scope of work, payment terms and a PROJECT specifications worksheet and which shall be governed by this Agreement. CHUQ undertakes to perform the research works in accordance with the parameters set out in each PROJECT and the generally recognized trade practices that apply to university research, but in no way guarantees to EndoCeutics that the results will lead to marketable products.

1.2	CHUQ shall be the sole entity in charge of the realization of the PROJECTS, and acknowledges that it may not subcontract the PROJECTS or any part thereof to a third party without the written consent of EndoCeutics.

1.3	For the purposes of realizing the PROJECTS, CHUQ agrees to assign to the PROJECTS all necessary research staff and physical resources. In the event of the incapacity, death or departure of the Head Researcher, CHUQ shall give EndoCeutics the choice of another professor/researcher in replacement. EndoCeutics may decide not to pursue the PROJECT if this choice is not acceptable and for reasonable grounds.

1.4	In addition to the responsibilities/obligations outlined herein, CHUQ and Head Researcher will have specific responsibilities outlined in the Task order for each PROJECT and, without limiting the generality of the foregoing, will have to comply with any and all regulations applicable to the research works, including but not limited to the Personal Information Protection and Electronic Document Act, s.c. 2000, c.5 and those governing the performance of each PROJECT such as the Federal Food, Drug and Cosmetic Act and regulations of the Therapeutic Products Directorate of Health Canada («TPD» and the Food and Drug Administration («FDA»).

ARTICLE 2

TERM AND TERMINATION

2.1	This Agreement shall come into force upon the accomplishment of the condition stated in Articles 8 and 16 herein, and terminate on December 31, 2010, subject, however, to the period of renewal mentioned below.

2.2	Upon expiry of the period stipulated in subsection 2.1, this Agreement shall automatically be renewed for a term of twelve (12) months, and for subsequent periods of twelve (12) months thereafter, unless either party gives to the other party written notice of five (5) months prior to termination of this Agreement or any renewal hereof. An extension notice from EndoCeutics should include, in case of renewal, a description of the research projects to be pursued and should be transmitted seven (7) months prior to termination of this Agreement. Unless otherwise agreed to by the parties and subject to Article 1 hereabove, any extension of the initial term of the Agreement shall be made upon the same terms and conditions that were established for the initial period of the Agreement, with the exception of EndoCeutics, which shall give CHUQ a notice indicating a description of any new research works to be executed and the amount that it intends to invest in these new PROJECTS for the subsequent period at least seven (7) months before the said period begins.

2.3	The parties may at all times mutually agree to terminate this Agreement and/or any Task order or any renewal thereof upon giving a five (5) months’ written notice to that effect. EndoCeutics shall then pay CHUQ for expenses incurred for each Task order as at the termination date hereof. If the amounts paid to CHUQ by EndoCeutics exceed the expenses incurred, CHUQ shall reimburse any excess amount to EndoCeutics.

ARTICLE 3

REPORTS

3.1	A progress report of each PROJECT work signed by the Head researcher shall be submitted every three months to EndoCeutics no later than 30 days following the end of each three-month period completed as of the date hereof or at any other given moment previously approved by EndoCeutics. Said report shall contain information respecting progress of the work based on the schedule set out in each PROJECT, the portion of funds used, the degree to which objectives were reached and all other information needed to evaluate the extent to which each PROJECT’s research work has progressed.

3.2	CHUQ and/or Head researcher agree to submit to EndoCeutics, no later than one month after the date on which the research work contemplated in each PROJECT is completed, or at least at the end of each fiscal year, a detailed statement of expenditures and a final report stating the results obtained.

3.3	Upon request, EndoCeutics shall be entitled to examine and photocopy all vouchers relating to the expense statements and other reports provided for in this article, in addition to visiting the facilities used by CHUQ to realize the PROJECT on reasonable written notice during business days and hours, and this for the purposes of checking the manner in which the PROJECTS are carried out by CHUQ and to ensure the evolution thereof.

ARTICLE 4

FINANCIAL CONSIDERATIONS

4.1	EndoCeutics undertakes to pay CHUQ, based on the budget attached to each Task order, the amounts needed to execute fully all of the research work to be undertaken as part of each PROJECT as such work unfolds, either by means of fixed periodic installments based on the established budget and each PROJECT schedule, or based on the actual costs incurred by the party responsible for each PROJECT. Any change in the budget exceeding 5% by budget item shall be authorized by EndoCeutics. All applicable taxes shall be added to the amounts to be paid by EndoCeutics. The amounts stated in each Task order shall include a provision for indirect costs to be paid to CHUQ and allowed by any applicable governmental and internal regulations at the time of signature of such Task order and the parties agree to ensure that each Task order complies at all time with such regulations.

4.2	Amounts received by CHUQ from EndoCeutics for execution of PROJECTS shall be used solely to pay for the expenses generated by the research works, including, without limitation, the costs incurred for the use of any service offered by CHUQ, the costs of acquiring, installing and maintenance of the instruments, equipment and material required to carry out the PROJECTS, the salaries of researchers and staff assigned to perform research work and the compensation paid for expenses incurred in connection with the use of material under the PROJECTS. Any litigation arising from these expenses and costs shall be settled by conciliation which issue shall intervene within three months of the receipt of a notice to that effect. The designation of a conciliator shall be made jointly by the parties or if the parties cannot agree on such a designation, by the Superior Court of Quebec and in accordance with the dispositions of the Civil Code of the Province of Quebec.

4.3	No outside funding for the PROJECTS or any part thereof may be accepted by CHUQ or the Head Researcher without the prior written consent of EndoCeutics.

4.4	Subject to Article 1, EndoCeutics shall submit to CHUQ a more detailed description of the research work to be completed during each following six-month period within the parameters set out in each PROJECT and a more detailed approximation of the costs related to such work. Such information shall be submitted one month before the beginning of each six-month period starting on the Effective Date as defined in Article 17.

4.5	The Parties shall discuss any changes in scope of any of the PROJECTS which may affect the budget or the timeline. All proposal changes to the scope shall be documented and presented by either Party for its prior review and approval.

ARTICLE 5

CONFIDENTIALITY

5.1	CHUQ can disclose the information made available to it by EndoCeutics to its directors, officers and employees directly concerned with the evaluation of the information exclusively for the purposes of the PROJECTS only after such directors, officers and employees have undertaken to comply with the obligations undertaken by CHUQ under this Agreement, including confidentiality. CHUQ shall treat all information obtained from EndoCeutics pursuant to this Agreement, which information may include but is not limited to data, know-how, patent, unpatented invention, technical and non-technical materials and specifications, as secret and confidential and shall not use, supply or disclose any of such information to any third party at any time during the term of this Agreement and thereafter. The foregoing obligations of confidence and non-use shall not apply to:
(a)	information which, at the time of disclosure, is in the public domain; or
(b)	information which thereafter lawfully becomes a part of the public domain other than through disclosure by or through the receiving party; or
(c)	information which is required by law or stock exchange regulations to be disclosed.

5.2	Upon receipt of a written request from EndoCeutics, CHUQ shall promptly return to EndoCeutics all confidential information, including all reproduction and copies thereof together with all material and documents generated by CHUQ containing confidential information or references thereto from which references to the substance of the confidential information can be implied or understood.

5.3	CHUQ acknowledges and agrees to be responsible for any breach of the obligations of confidentiality including by its directors, officers and employees as well as by any authorized third party.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1	CHUQ and the Head Researcher hereby assign to EndoCeutics all INTELLECTUAL PROPERTY RIGHTS resulting from the realization of the PROJECTS, and this without any restriction, including the waiver of all moral rights related thereto. The INTELLECTUAL PROPERTY RIGHTS include all intellectual property rights of any nature whatsoever, including confidential information, trade secrets, inventions or discoveries, patentable or non-patentable, copyrights over technical information, procedures, know-how, data, data banks, fragments, primer combinations, nucleotide sequences, plans, sketches, mock-ups, prototypes, shop drawings, industrial designs, and generally any result or knowledge arising from the realization of the PROJECTS (the “INTELLECTUAL PROPERTY RIGHTS”).

6.2	CHUQ and the Head Researcher agree that EndoCeutics may, at its entire discretion, take or cause to be taken all necessary measures to protect its INTELLECTUAL PROPERTY RIGHTS, including the necessary steps to obtain, maintain and enforce all patent rights and to have recourse to any other means to protect the INTELLECTUAL PROPERTY RIGHTS.

6.3	CHUQ and the Head Researcher undertake to fully collaborate with EndoCeutics to ensure the legal protection of the INTELLECTUAL PROPERTY RIGHTS, including, without limitation, the description of patent claims and naming of inventors, and to cause their successors and assigns, along with any person who worked on the realization of the PROJECT and the successor and assigns thereof, also to collaborate with EndoCeutics, specifically for the purposes of obtaining, maintaining and enforcing the patents and other rights, such as copyrights, and to acknowledge the exclusive rights of EndoCeutics with respect to the INTELLECTUAL PROPERTY RIGHTS. In that regard, CHUQ and the Head Researcher shall ensure that their personnel involved in the PROJECTS, and paid by EndoCeutics through this Research Agreement, shall perform promptly, without any other compensation from EndoCeutics than the reimbursement of their duly justified out-of-pocket expenses, any and all acts which could be necessary to assist EndoCeutics in perfecting its rights to any INTELLECTUAL PROPERTY RIGHTS.

6.4	CHUQ and the Head Researcher undertake to fill out and sign immediately, upon

EndoCeutics’ request to that effect, any document that may be necessary or useful to evidence and give effect to the previous paragraph and, more specifically, the assignment of all INTELLECTUAL PROPERTY RIGHTS, to the benefit of EndoCeutics, and this without limitation as to time, territory or otherwise.

6.5	CHUQ and its Head Researcher shall in no way use the INTELLECTUAL PROPERTY RIGHTS for their personal profit or interest, nor for the profit or interest of a third party (other than EndoCeutics), in such a manner that may have a possible impact or negative effect on the activities of EndoCeutics or have a real or potential negative effect on the marketing of any of the INTELLECTUAL PROPERTY RIGHTS, namely any discovery or invention.

ARTICLE 7

EMPLOYEES AND INSURANCE

7.1	If the employees of EndoCeutics are required to work at CHUQ and CHUQ agrees to such request from EndoCeutics, such employees shall submit to the working conditions in effect thereat in respect of work hours, legal holidays and vacation time, and shall report to the Head Researcher appointed by CHUQ in Article 1.

7.2	CHUQ shall maintain in effect throughout the term of this Agreement all of the insurance needed to cover risks associated with activities related to the realization of the PROJECTS.

ARTICLE 8

ADVANCE TAX RULING

8.1	This Agreement will be submitted to the Ministère du Revenu of Quebec in order to obtain a favourable advance ruling from said ministry stating that, for the purpose of scientific research and experimental development tax credit, (i) CHUQ qualifies as an eligible university entity under the Taxation Act (Québec) (the “Act”) and (ii) the Agreement qualifies as a university research contract pursuant to the Act. In the event that the decision obtained by EndoCeutics is not favourable, the parties undertake, at EndoCeutics’ request, to negotiate in good faith a new agreement in order to enable EndoCeutics to obtain eligibility for the scientific research and experimental development tax credit.

8.2	CHUQ will report annually (60 days after year-end) to EndoCeutics the amount of scientific research and experimental development expenses made by it and eligible for the Quebec university research tax credit. CHUQ undertakes to provide any information related thereon and relevant to these credits.

ARTICLE 9

ASSIGNMENT

9.1	CHUQ may not assign any of its rights or obligations under this Agreement to any party without the express written consent of EndoCeutics. EndoCeutics may assign any of its rights or obligations under this Agreement to any third party.

ARTICLE 10

NOTICES

10.1	Notices under the Agreement shall be sent by registered mail or telecopy, return receipt requested or delivered by hand, return receipt requested to the following address of either party unless changed by written notice.

EndoCeutics:	CHUQ:

ENDOCEUTICS, INC.	CENTRE HOSPITALIER
2989, de la Promenade	UNIVERSITAIRE DE QUÉBEC
Québec, Québec	11, Côte du Palais
G1W 2J5	Québec, Québec
G1R 2J6

Attn: Dr. Fernand Labrie	Attn: René Rouleau

and copy to:

Coordonnateur à la gestion financière
de la recherche
Direction des finances et des systèmes
d’information de gestion
CHUQ / Services financiers
775, rue St-Viateur, bureau 101
Charlesbourg (Québec) G2L 2Z3

ARTICLE 11

INDEPENDENT CONTRACTORS

11.1	This Agreement does not constitute and must not be interpreted to constitute a relationship of partners, joint venturers, agents, or any other similar relationship between the parties.

ARTICLE 12

ENTIRE AGREEMENT

12.1	The Agreement, including the Tasks orders, constitutes the entire agreement between the parties and supersedes all documents, agreements, representations, understandings, negotiations and discussions of the parties whether written or verbal, in respect of the subject matter thereof.

12.2	Each Task order shall be considered an integral part of this Agreement and shall be governed by the terms and conditions contained herein, unless otherwise agreed upon in writing by the Parties.

12.3	The terms herein stipulated may not be modified in any way without the mutual consent of the parties in writing.

ARTICLE 13

GOVERNING LAW

13.1	Agreement shall be governed and interpreted according to the laws in force in the province of Quebec.

ARTICLE 14

INTERVENTION

14.1	Hereto came and intervened, Dr. Claude Labrie, which acknowledges having taken cognizance of this Agreement, declares himself to be content and satisfied therewith, as far as he is concerned and undertakes to do all acts required to inform the members of his research team of their obligations hereunder and notwithstanding Article 6 undertakes to respect any and all rules and regulations applicable to him and/or to his research team.

ARTICLES 15CHUQ

PUBLICITY

15.1	EndoCeutics shall not use the name of CHUQ, nor of any member of CHUQ’s staff, in any publicity without the prior written approval of an authorized representative of CHUQ. However, as required by law, CHUQ hereby consents to the use of its name in the prospectus to be filed by EndoCeutics for the purpose of the IPO (as hereinafter defined in Section 16.1) and authorises EndoCeutics to file a copy of this Agreement with the United States Securities and Exchange Commission. CHUQ shall not use the name of EndoCeutics, nor any employee of EndoCeutics, in any publicity without the prior written approval of EndoCeutics.

ARTICLE 16

SPECIAL CONDITIONS

16.1	Notwithstanding the date of execution of this Research Agreement, this Research Agreement and all transactions contemplated herein are conditional to the closing of EndoCeutics’ contemplated initial public offering (“IPO”) and to the listing of its common shares on the NASDAQ Global Market, and shall become effective on the accomplishment of these conditions (the “Effective Date”). This Agreement shall automatically become null and void if these conditions have not been satisfied or waived by the parties within six months from the date of execution.

ARTICLE 17

LANGUAGE

17.1	The Agreement is drawn up in English at the request of the parties. Les parties aux présentes ont expressément convenu que ce contrat soit rédigé en anglais.

IN WITNESS WHEREOF, the parties have by duly authorized persons, executed this Agreement.

CENTRE HOSPITALIER UNIVERSITAIRE DE QUÉBEC

Per:	/S/ RENÉ ROULEAU	Date:	December 22, 2006
René Rouleau General Manager

Per:	/S/ JEAN-CLAUDE FOREST	Date:	December 22, 2006
Jean-Claude Forest Director of Research

ENDOCEUTICS, INC.

Per:	/S/ FERNAND LABRIE	Date:	December 22, 2006
Fernand Labrie President and Chief Executive Officer

INTERVENER

Per:	/S/ CLAUDE LABRIE	Date:	December 23, 2006
Claude Labrie Head Researcher

SCHEDULE “A”

TASK ORDER

Effective Date:

This document serves as documentation of a PROJECT, as defined in the Master Research Agreement between Endoceutics, inc. (“EndoCeutic”) and Centre hospitalier universitaire de Québec (“CHUQ”), dated                     .

This document outlines the scope of work, responsibilities and payment terms related to the project.

PROJECT TILE:

RESPONSIBILITIES OF CHUQ

CHUQ shall have the following responsibilities:

CHUQ will have specific responsibilities outlined for each Project being contracted. List in bullet format the major activities that will be performed by CHUQ, for example:

•	XXX XXXX

CHUQ shall perform its work in accordance with the following rules and regulations:

[If applicable:] In addition to the responsibilities and tasks specifies hereabove, CHUQ shall have the following responsibilities:

[If applicable:] EndoCeutic and CHUQ agree that CHUQ will not have the following responsibilities:

List in bullet format all responsibilities which it is expressly understood will not be CHUQ’s responsibilities.

PAYMENT TERMS

For services rendered as part of this Task Order, EndoCeutic will pay CHUQ according to the attached Payment Schedule.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate by proper persons thereunto duly authorized.

EndoCeutics ins.	CHUQ

Signature	Signature

Dr. Fernand Labrie	René Rouleau

President and chief executive	Executive director

Date	Date

Signature

Dr. Jean-Claude Forest

Director CRCHUQ

Date

INTERVENER

Dr. Claude Labrie Head Researcher

PAYMENT SCHEDULE

PART I: INFORMATION

Payee:

Remit to Address:

Phone:

For all invoices, please include:

PART II: PAYMENT

Show the payment schedule. This schedule should include all payments that are to be made, the associated milestone, and the estimated date.

Amount ($)	Expected Date	Condition of Payment

TOTALS

PART III: ADDITIONAL COSTS

If applicable, indicate what additional costs (e.g. travel, etc.) will be billed to EndoCeutics (at actual purchase price, at no mark up). Estimate these costs. All additional costs must be fully documented.

Description of the cost	Expected Date	Estimated Cost ($)

Total Costs

PART IV: DETAILED COSTS

Show the detailed costs for all associated contract tasks, including staff effort (rates per category of professional and applicable overhead costs.) Modify table as needed.

Task	Completion Date	Total ($)

Total Detailed Costs

PROJECT SPECIFICATIONS WORKSHEET

Insert here the Project Specifications Worksheet. Depending on the scope of the research works, a formal reference to any ethical approbation should be made.